Exhibit 5.3

Teva Pharmaceutical Finance Netherlands II B.V. Teva Pharmaceutical Finance Netherlands III B.V.	Jachthavenweg 121 1081 KM Amsterdam P.O. Box 75265 1070 AG Amsterdam the Netherlands

c/o Teva Pharmaceutical Industries Limited

124 Dvora Hanevi’a Street

Tel Aviv, 6944020

Israel

T +31 20 6789 123

F +31 20 6789 589

Date	9 November 2021
Our ref.	40.00.3000

Subject Registration Statement on Form S-3 ASR re: Teva Pharmaceutical

Finance Netherlands II B.V. and Teva Pharmaceutical Finance

Netherlands III B.V.

Dear Sirs,

We have acted as Dutch legal advisers to Teva Pharmaceutical Finance Netherlands II B.V. (TPFN II) and Teva Pharmaceutical Finance Netherlands III B.V. (TPFN III), each a Dutch private limited liability company (each a Dutch Company), in connection with the preparation and filing of the Registration Statement on Form S-3 ASR by Teva Pharmaceutical Industries Limited, an Israeli corporation (Teva) and the Dutch Companies (the Registration Statement), with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the Act), on 27 October 2021, in connection with the issuance by TPFN II of (i) €1.100.000.000 3,750% Sustainability-Linked Senior Notes due 2027 and (ii) €1.500.000.000 4,375% Sustainability-Linked Senior Notes due 2030 (the Euro Notes) and with the issuance by TPFN III of (i) $1.000.000.000 4,750% Sustainability-Linked Senior Notes due 2027 and (ii) $1.000.000.000 5.125% Sustainability-Linked Senior Notes due 2029 (the Dollar Notes and together with the Euro Notes: the Notes), guaranteed by Teva, to be issued pursuant to the Indentures (as defined in Schedule 2 {Documents)).

For the purpose of this opinion, we have examined and relied only on the documents listed in Schedule 2 {Documents) and Schedule 3 {Corporate Documents), which shall form part of this opinion.

Van Doorne N.V. is gevestigd te Amsterdam en in geschreven in het Handelsregister onder nummer 34199342. Van Doorne N.V. is de enige opdracht- nemer van alle werkzaamheden. Op deze werkzaamheden en alle rechtsverhoudingen met derden zijn van toepassing de Algemene Voor- waarden van Van Doorne N.V. en haar dochtermaatschappijen, waarin een beperking van aansprakelijkheid is opgenomen. Deze Voorwaarden die zijn gedeponeerd ter grifTie van de rechtbank te Amsterdam, kunnen worden geraadpleegd op www.vandoorne.com en worden op verzoek toegezonden.

Van Doorne NV. has its registered offices in Amsterdam and is registered with the Commercial Register under number 34199342. Van Doorne NV is the exclusive contracting party tn respect of all commissioned work This work and all legal relations with third parties shall be governed by the General Terms of Van Doorne N V and its subsidiaines which include a limitation of liability These Terms which have been filed with the District Court at Amsterdam, may be consulted at www vandoorne.com and will be forwarded upon request.

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The documents listed in Schedule 2 are referred to as the Documents and the documents listed in Schedule 3 as the Corporate Documents.

Unless otherwise defined in this opinion (including Schedule 1) or unless the context otherwise requires, words and expressions defined in the Documents shall have the same meanings when used in this opinion.

In connection with such examination and in giving this opinion, we have assumed:

(i)

the genuineness of the signatures to the Documents and the Corporate Documents, the authenticity and completeness of the Documents and the Corporate Documents submitted to us as originals, the conformity to the original documents of the Documents and Corporate Documents submitted to us as copies and the authenticity and completeness of those original documents;

(ii)

the due incorporation and valid existence of, the corporate power and authority of and the due authorization and execution of the Documents by, each of the parties thereto (other than the Dutch Companies) under any applicable law (other than Dutch law);

(iii)

the due compliance with all matters of, and the validity, binding effect and enforceability of the Documents under, any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which an obligation under the Documents falls to be performed;

(iv)	the due authorization and due execution by each Dutch Company of the Documents submitted to and examined by us in draft in the form of those drafts;

(v)

that (1) no resolution for the dissolution (ontbinding) of any Dutch Company has been taken and no application has been made for the (opening of) any Insolvency Proceeding in respect of any Dutch Company, (2) none of the Dutch Companies has been dissolved, (3) none of the Dutch Companies is subject to any Insolvency Proceeding and (4) no order for the administration of assets of any Dutch Company has been made; although not constituting conclusive evidence thereof, the assumptions referred to under (2) and (4), are supported by the Extracts;

(vi)

that no party to the Documents is controlled by or otherwise connected with a person, organisation or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in the Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the General Customs Act (Algemene Douanewet) or Regulations of the European Union;

(vii)

that no Dutch Company takes deposits or other repayable funds [f]rom the public within the meaning of the European Regulation No. 575/2013 on prudential requirements for credit institutions and investment firms and the Notes will not be offered in the Netherlands;

(viii)	that the execution of and performance under the Documents by a Dutch Company are not prohibited or affected by contractual restrictions or obligations binding on that Dutch Company; and

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(ix)	that any foreign law which may apply with respect to any of the Documents or the transactions contemplated thereby does not affect this opinion.

This opinion is only given with respect to Dutch law in force as at the date hereof and as generally interpreted on the basis of case-law published at the date hereof. We do not express any opinion on: (i) matters of fact or the completeness or accuracy of the representations or warranties made pursuant to the Documents, (ii) matters of foreign law, international law (including the law of the European Union to the extent not directly applicable in the Netherlands), tax law (except for any specific tax opinions contained herein) and anti-trust and competition law (including the law of the European Union in respect of antitrust and competition), and (iii) commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents. We do not assume any obligation to advise the Dutch Companies (or any other person entitled to rely on this Opinion Letter) of subsequent changes in Dutch law or in the interpretation thereof.

Based on and subject to the foregoing and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinion:

1.

The Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the relevant Indenture by the relevant Dutch Company, and, as a matter of Dutch law, constitute valid and binding obligations of the relevant Dutch Company.

The opinion expressed above is subject to the following qualifications:

(A)

Our opinions expressed herein are subject to and limited by (i) Dutch or foreign laws and regulations applicable to Insolvency Proceedings, including laws and regulations of general application relating to or affecting the rights of creditors or secured creditors and (ii) the provisions of the Insolvency Regulation.

(B)

The Dutch Bankruptcy Act (Faillissementswet) provides for a composition outside Insolvency Proceedings (Dutch Pre-Insolvency Proceedings). Dutch Pre-Insolvency Proceedings are proceedings to restructure debt of companies in financial distress. Rights and claims against a Dutch Company and security granted by a Dutch Company can be compromised as a result of a composition plan adopted and confirmed in Dutch Pre-lnsolvency Proceedings. A composition plan adopted and confirmed in Dutch Pre-lnsolvency Proceedings can extend to rights and claims against entities that are not incorporated under Dutch law and/or are residing outside the Netherlands on the basis that there is a connection with the Netherlands. In Dutch Pre-lnsolvency Proceedings, the Court can order a cooling down period (afkoelingsperiode). During such cooling down period:

a)

any recourse on the assets of the relevant debtor will require the authorisation of the court; this includes action to (i) enforce security over the assets of the debtor and (ii) collect pledged claims and to notify the debtors of such pledged claims of the right of pledge;

a)

the debtor can continue to exercise any authority it had prior to the commencement of the cooling-down period to use, consume and dispose of assets (included secured assets) and to collect pledged claims, in each case in the ordinary course of business and subject to the requirement that the interests of parties affected thereby are sufficiently protected; and

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b)	filings for bankruptcy or suspension of payments of the debtor are suspended.

(C)

The term “enforceable” used in the opinion above means that the obligations assumed by the relevant party under the relevant document are of a type which the Dutch courts generally enforce and does not mean that those obligations will be necessarily enforced in accordance with their terms under all circumstances. In particular, the availability in the Dutch courts of remedies, such as injunction and specific performance is at the discretion of the Dutch courts. The enforcement in the Netherlands of the Documents is subject to the Dutch rules of civil procedure as applied by the Dutch courts.

(C)

Foreign currency amounts claimed in a Dutch Insolvency Proceeding will be converted into euro for enforcement purposes at the rate prevailing at the commencement of such Dutch Insolvency Proceeding. In addition, foreign currency amounts may have to be converted into euro for enforcement purposes.

(D)

Under the Dutch rules on fraudulent preference, the validity of a transaction (such as the execution of an agreement or the giving of guarantees or security) entered into by a Dutch Company may be contested. In particular if a transaction entered into by a Dutch Company is prejudicial to the interests of its creditors, the validity of such transaction may in certain circumstances be contested by such creditors or the public receiver in an Insolvency Proceeding of that Dutch Company.

(E)

Pursuant to the Dutch Act on Financial Supervision (IVef op het financieel toezicht) persons, firms or companies (regardless of where they are domiciled) may only provide intermediary services in The Netherlands in respect of the Notes if they are licensed by the Netherlands Authority for the Financial Markets (Autoriteit Financiele Markten) or exempt from such license requirement.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by Teva and incorporated by reference into the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion is being delivered to you for your information in connection with the above matter and addresses matters only as of the date hereof. This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters in connection with the Documents or the Corporate Documents or otherwise. This opinion is given subject to and may only be relied upon by you on the express conditions that (i) Van Doorne N.V. is the party issuing this opinion, (ii) any liability of individual persons or legal entities involved in the services provided by or on behalf of Van Doorne N.V. is expressly excluded (uitgesloten), (iii) in respect of Dutch legal concepts, which are expressed in this opinion in English terms, the original Dutch terms will prevail, (iv) this opinion and the opinions given herein are governed by Dutch law, (v) all disputes arising from or in connection with this opinion must be submitted to the exclusive jurisdiction of, and will be exclusively decided by, the competent court in Amsterdam, the Netherlands, without prejudice to the right of appeal and appeal to the Supreme Court, and (vi) the aggregate liability of Van Doorne N.V. (and

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the individual persons and legal entities involved in the services provided by or on behalf of Van Doorne N.V) in respect of this opinion towards the Dutch Companies and any other person will be limited to the amount which can be claimed under the professional liability insurance(s) taken out by Van Doorne N.V., increased by the amount which Van Doorne N.V. has to bear as their own risk pursuant to the terms of such insurance(s).

Yours faithfully,
/s/ Van Doorne N.V.
Van Doorne N.V.

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SCHEDULE 1

DEFINITIONS AND INTERPRETATION

1	INTERPRETATION

a)	Any reference in this opinion to a “person” includes any individual person, firm, partnership, company, corporation, government agency or administrative body or any other legal entity.

b)	Any reference in this opinion made to the laws of the Netherlands or Dutch law or to the Netherlands in a geographical sense, should be read as:

(I)	a reference to the laws as in effect in that part of the Kingdom of the Netherlands that is located in Continental Europe (Europese dee! van Nederland);

(II)	a reference to the geographical part of the Kingdom of the Netherlands that is located in Continental Europe.

2	DEFINITIONS

In this opinion:

Dutch Insolvency Proceeding means a bankruptcy (faillissement) or a (provisional) suspension of payment ((voorlopige) surseance van betaling);

Indentures means the Euro Notes Indenture and the USD Notes Indenture;

Insolvency Proceeding means a Dutch Insolvency Proceeding or any foreign insolvency proceeding howsoever named (including without limitation any insolvency proceeding referred to in the Insolvency Regulation or in Annex A to the Insolvency Regulation); and

Insolvency Regulation means the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

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SCHEDULE 2

DOCUMENTS

(a)	A copy of the signed Registration Statement dated on 27 October 2021 ;

(b)

a signed copy of the indenture relating to the Euro Notes dated as of 14 March 2018, as supplemented by a first supplemental indenture dated 14 March 2018 and a second supplemental indenture dated 25 November 2019 (the Euro Notes Base Indenture);

(c)

a signed copy of a third supplemental indenture relating to the Euro Notes, dated 9 November 2021 and made between TPFN II B.V., Teva Pharmaceutical Industries Limited, The Bank of New York Mellon as trustee, and The Bank of New York Mellon, London branch, as principal paying agent (the Euro Notes Supplemental Indenture and together with the Euro Notes Base Indenture, the Euro Notes Indenture);

(d)

a signed copy of the indenture relating to the Dollar Notes dated as of 14 March 2018, as supplemented by a first supplemental indenture dated 14 March 2018 and a second supplemental indenture dated 25 November 2019 (the USD Notes Base Indenture);

(e)

a signed copy of a third supplemental indenture relating to the Dollar Notes, dated 9 November 2021 and made between TPFN III B.V., Teva Pharmaceutical Industries Limited and The Bank of New York Mellon as trustee (the USD Notes Supplemental Indenture and together with the USD Notes Base Indenture, the USD Notes Indenture).

I,

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SCHEDULE 3

CORPORATE DOCUMENTS

(a)	A copy of the deed of incorporation of (i) TPFN II B.V. dated 16 October 2013 and TPFN III B.V. dated 21 September 2015;

(b)	a copy of (i) the articles of association of TPFN II B.V. dated 14 November 2013 and (ii) the articles of association of TPFN III B.V. as included in its Deed of Incorporation; and

(c)	an extract in respect of each Dutch Company from the Commercial Register, each dated the date of this opinion (the Extracts).